Exhibit 2.2

EXECUTION VERSION

SHARED ACQUISITION AND OPERATING AGREEMENT

This Shared Acquisition and Operating Agreement (this “Agreement”) by and among ARP Eagle Ford, LLC, a Texas limited liability company (“ARP Purchaser”), and Atlas Growth Eagle Ford, LLC, a Texas limited liability company (“AGP Purchaser”), is executed effective as of September 24, 2014 (the “Effective Date”). As used herein, unless expressly stated otherwise, any reference to a “Party” or the “Parties” shall mean each of ARP Purchaser and/or AGP Purchaser, as applicable, and any successor or permitted assign thereof.

WHEREAS, simultaneously with the execution of this Agreement, the Parties are entering into a Purchase and Sale Agreement (the “PSA”) to acquire certain assets (as described in the PSA, the “Assets”) from Cima Resources, LLC and Cinco Resources, Inc.

WHEREAS, the PSA contemplates that (i) ARP Purchaser will acquire certain of the Assets (as identified on Exhibit A hereto, the “ARP Assets”) and (ii) AGP Purchaser will acquire certain of the Assets (as identified on Exhibit A hereto, the “AGP Assets”). Collectively, the ARP Assets and the AGP Assets comprise all of the Assets. Exhibit A hereto may be amended by the Parties prior to Closing.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made and certain benefits to the Parties resulting from the execution of the PSA, and intending to be legally bound, the Parties desire to enter into this Agreement to provide for, among other things, the structure of the relationship among the Parties in respect of completing the acquisition of the Assets as contemplated by the PSA. In consideration of the terms and conditions set forth in this Agreement, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Definitions. The following capitalized terms shall have the meanings specified below. All terms not defined herein shall have the meaning ascribed to such term in the PSA.

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person; provided that, (a) with respect to ARP Purchaser, the term “Affiliate” shall not include the AGP Parties and (b) with respect to AGP Purchaser, the term “Affiliate” shall not include the ARP Parties.

“AGP Parties” means Atlas Growth Partners GP, LLC, Atlas Growth Partners, L.P., and each subsidiary of Atlas Growth Partners, L.P.

“ARP Parties” means Atlas Resource Partners GP, LLC, Atlas Resource Partners, L.P., and each subsidiary of Atlas Resource Partners, L.P.

“Capital Projects” means any construction, expansion, improvement, alteration, changes or significant repair activities of/to the Infrastructure.

“Infrastructure” means (a) all equipment, machinery, fixtures, spare parts, inventory, communications equipment, telemetry and production measurement equipment, and other personal property (including leasehold interests therein) used in connection with the treatment, compression, gathering, transportation, sale, or disposal of hydrocarbons produced from or attributable to the Assets, and any water, byproducts or waste produced therefrom or therewith or otherwise attributable thereto, (b) all pumps, pumping units, flowlines, gathering systems, pipe, tanks, treatment facilities, injection facilities, disposal facilities, compression facilities and other materials, supplies, buildings, trailers and offices used in connection with the Assets (but excluding Wellhead Equipment) and (c) all Contracts and Records primarily related to the foregoing.

“Transaction Documents” means this Agreement, the PSA, and all agreements, contracts and instruments executed and delivered in connection with the transactions contemplated hereunder and thereunder.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Wellhead Equipment” means all wellhead equipment and other equipment and items primarily used in drilling, completing or operating the Wells.

1.2 Other Definitional and Interpretive Matters. Unless otherwise expressly provided for herein, for purposes of this Agreement, Section 1.2 of the PSA is hereby incorporated by reference in its entirety.

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price. The portion of the unadjusted Purchase Price attributable to the ARP Assets is $225,119,207, and the portion of the unadjusted Purchase Price attributable to the AGP Assets is $114,880,793.

2.2 Payments. Subject to any adjustments pursuant to Section 3.6, (a) ARP Purchaser shall fund the portion of the Closing Date Purchase Price related to the ARP Assets and AGP Purchaser shall fund the portion of the Closing Date Purchase Price related to the AGP Assets and (b) the Deferred Purchase Price shall be funded by the Parties in the amounts and on the dates set forth on Exhibit B hereto.

2.3 Failure to Fund. In addition to, and not in lieu of, the Parties’ rights under Article 4, if either Party fails to fund any portion of the Purchase Price for which it is responsible (the “Non-Funding Party”) and the other Party (or in the case of ARP Purchaser, Parent) funds such amount (the “Funding Party”), the Non-Funding Party shall promptly assign to the Funding Party (or its designated Affiliate) such Assets as are (a) designated by the Funding Party and (b) have an Allocated Value equal to the amount paid by the Funding Party on the Non- Funding Party’s behalf. The Parties agree that Parent is an express third party beneficiary with respect to this Section 2.3 and to the extent ARP Purchaser is the Funding Party (including as a result of Parent funding), Parent shall be entitled to enforce ARP Purchaser’s rights hereunder.

ARTICLE 3

ADMINISTRATIVE FUNCTIONS UNDER THE PSA

3.1 Administration of the PSA.

(a) Subject to the remainder of this Article 3, if any action or decision by a Party with respect to the administration of the PSA will or could reasonably be expected to impact the Assets being acquired by the other Party under the PSA, prior to taking any such action, the Parties shall consult with each other with respect to such action and act only upon mutual agreement of the Parties, including with respect to the following:

(i) any adjustments to the Purchase Price under the PSA;

(ii) the assertion of, dispute of, and resolution of, including any arbitration proceedings relating to, Title Defects, Interest Additions, Environmental Defects or Material Consents, or any other provisions under the PSA;

(iii) the execution and delivery of any waivers, ancillary agreements, certificates and documents in connection with the consummation of the transactions contemplated by the PSA;

(iv) any amendment, modification or termination of the PSA or any other document to be executed pursuant to the PSA;

(v) consent to, or approval of, any matter under the PSA or any other documents executed pursuant to the PSA, including the waiver of any conditions set forth in Article VII of the PSA;

(vi) the determination as to (A) whether there has occurred a breach by Seller of any of its representations and warranties or covenants contained in the PSA or any of the other Transaction Documents and (B) any action or enforcement in the event that such a breach has occurred;

(vii) the negotiation or entry by either of ARP Purchaser or AGP Purchaser and Seller (or any of its Affiliates) into any contract, agreement, arrangement or understanding (whether written or oral) that is not specifically contemplated by the PSA; or

(viii) exercising any right to terminate the PSA.

3.2 Coordination of Due Diligence.

(a) Subject to the terms of the PSA and this Agreement, each of the Parties shall (i) have the right and obligation to conduct its own due diligence investigation of the Seller and, in the case of ARP Purchaser, the ARP Assets and, in the case of AGP Purchaser, the AGP Assets, to the extent such Party deems necessary in its sole discretion, (ii) use commercially reasonable efforts to promptly provide the other Party with copies of, and access to, any due diligence materials received by such Party from the Seller pursuant to the PSA relating to the assets to be purchased by the other Party; (iii) cooperate in good faith with respect to the assertion of any Title Defects, Interest Additions or Environmental Defects with respect to the Assets, and (iv) use commercially reasonable efforts to keep the other Party informed of its expectations and intentions regarding the PSA and the transactions contemplated thereby, and will notify the other Party promptly of any changes therein.

(b) Notwithstanding anything in this Agreement to the contrary, (i) neither Party shall: (A) be obligated to provide the other Party with information generated internally by such Party or information that it views to be proprietary or confidential information (e.g., economic, seismic, market, technical, etc.); (B) be obligated to provide information that any Party reasonably believes the provision or disclosure of, or access to, would violate any legal privilege or the terms of any agreement, contract or other arrangements binding on such Party; (C) have any obligation to verify the accuracy of any information or materials provided to the other Party, whether by the Seller under the PSA or its representatives or by such Party pursuant hereto, or any liability to the other Party in connection therewith; or (D) have any liability for failing to provide to the other Party any information or materials relating to the Assets except for a failure to comply with its express obligations pursuant to Section 3.2(a); and (ii) each Party hereby acknowledges that it is individually responsible for completing all due diligence, asset and other reviews and analysis it deems necessary to proceed with Closing under the PSA, in each case to such Party’s sole satisfaction.

(c) IT IS HEREBY AGREED AND ACKNOWLEDGED THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE OTHER DOCUMENTS TO BE EXECUTED PURSUANT TO THE PSA: NO PARTY MAKES ANY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY INFORMATION PROVIDED TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT OR THE PSA (OR THE ACCURACY OF SUCH INFORMATION) OR ANY INFORMATION IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3.2(c) ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

3.3 Wellhead Equipment. The Parties shall cooperate in good faith to categorize all Wellhead Equipment that is included in the Assets as applying to either the ARP Assets or the AGP Assets. All Wellhead Equipment shall be transferred to the Parties at Closing based on the Party acquiring such Asset.

3.4 Unit 10. The unit described on Exhibit C hereto (“Unit 10”) is the subject of a dispute with certain Third Parties as to ownership of the Subject Interests comprising such unit (the “Unit 10 Dispute”). The Parties shall consult with each other and act only upon mutual agreement with respect to any action or decision relating to the Unit 10 Dispute and shall cooperate and use commercially reasonable efforts to obtain a favorable resolution to the Unit 10 Dispute. Upon resolution of the Unit 10 Dispute, (a) the Parties shall bear any loss of Subject Interests in Unit 10 resulting therefrom in proportion to their relative ownership and (b) the Parties shall cooperate to develop the Subject Interests comprising Unit 10 that they own and shall apportion the costs thereof in proportion to their relative ownership.

3.5 Coordination of Indemnity Claims. From and after the Closing, neither Party shall be permitted to, or cause its Affiliates to, pursue a claim for indemnity under the PSA unless the other Party consents thereto in writing, such consent not to be unreasonably withheld, conditioned or delayed. To the extent that either Party recovers pursuant to an indemnity claim under the PSA, such recovery shall be apportioned between ARP Purchaser and AGP Purchaser based on the relative dollar value of all successful indemnity claims to which such recovery relates of ARP Purchaser on the one hand, and AGP Purchaser on the other hand, under the PSA.

3.6 Apportionment of Purchase Price Adjustments. To the extent that the Purchase Price is increased or reduced, as applicable, prior to or after Closing, such increase or reduction shall be apportioned as follows:

(a) for any increase or reduction of the Purchase Price under the PSA other than those addressed by Section 3.6(b), including proceeds from production, expenses and costs associated with operations, suspended revenues, overhead costs charged to the Assets, and any other adjustments attributable to specific Assets, the Purchase Price adjustment will be allocated to the affected Assets and the Party acquiring such Assets; and

(b) for any increase attributable to Interest Additions or any reduction of the Purchase Price attributable to Title Defects or Environmental Defects, such adjustment shall be allocated to the Parties proportionately based on the relative dollar value of the aggregate amount of Interest Additions, Title Defects or Environmental Defects, as applicable, to the extent affecting the ARP Assets, on the one hand, and affecting the AGP Assets, on the other hand. The apportionment of any such increase or reduction shall take into account an apportionment of the Aggregate Deductible Amount as applied to such claims, which in each case shall be allocated to the Parties based on the relative dollar value of the aggregate amount of Interest Additions, Title Defects or Environmental Defects, as applicable, to the extent affecting the ARP Assets, on the one hand, and affecting the AGP Assets, on the other hand.

3.7 Transition Services Agreement. The Parties agree that all costs and expenses charged to the Parties pursuant to the Transition Services Agreement will be allocated between ARP Purchaser and AGP Purchaser (a) with respect to production activities, in proportion to each Party’s throughput of hydrocarbons, water and other substances, as applicable, through the Infrastructure during such month, (b) with respect to development activities related to the ARP Assets, to ARP Purchaser and (c) with respect to development activities related to the AGP Assets, to AGP Purchaser. AGP Purchaser shall pay all such amounts when due and invoice ARP Purchaser for its portion thereof, and ARP Purchaser shall pay such invoice within thirty days after receipt of the invoice.

ARTICLE 4

INDEMNIFICATION; RECEIPT OF REVENUE; PAYMENT OF EXPENSES

4.1 Indemnification.

(a) Subject to the indemnification provisions of this Section 4.1, any and all costs, expenses, liabilities, losses, damages, claims, causes of action, awards, judgments, and related costs and expenses (including reasonable attorney’s fees and court costs) (“Losses”) arising from any demand, claim, action, suit, legal proceeding (whether at law or in equity) or arbitration by a Third Party against AGP Purchaser, as owner or operator of the Infrastructure, or ARP Purchaser, as owner of the Infrastructure, and arising out of or resulting from the ownership, condition or operation of the Infrastructure or any part thereof shall be shared (after application thereto of any insurance coverage or proceeds) by the Parties in proportion to their respective Infrastructure Ownership Percentages at the time of such Loss.

(b) ARP Purchaser hereby agrees to indemnify, defend and hold harmless AGP Purchaser and each of its respective Affiliates, and its and their respective Representatives from and against Losses arising out of, relating to or resulting from any of the following:

(i) the breach, failure or inaccuracy of any representation or warranty, covenant or agreement made by ARP Purchaser under this Agreement or the PSA;

(ii) the personal injury or death of any Person or property damage to the extent caused by ARP Purchaser or its Representatives in connection with any due diligence or investigative activities by ARP Purchaser or its Representatives with respect to the transaction; and

(iii) liabilities, including Taxes, relating to the ARP Assets (other than the Infrastructure, which is addressed by Article 7).

(c) AGP Purchaser hereby agrees to indemnify, defend and hold harmless ARP Purchaser and each of its respective Affiliates, and its and their respective Representatives from and against any and all Losses arising out of, relating to or resulting from any of the following:

(i) the breach, failure or inaccuracy of any representation or warranty, covenant or agreement made by AGP Purchaser under this Agreement (other than as operator of the Infrastructure) or the PSA;

(ii) the personal injury or death of any Person or property damage to the extent caused by AGP Purchaser or its Representatives in connection with any due diligence or investigative activities by AGP Purchaser or its Representatives with respect to the transaction;

(iii) liabilities, including Taxes, relating to the AGP Assets (other than the Infrastructure, which is addressed by Article 7); and

(iv) AGP Purchaser’s acts or omissions as operator of the Infrastructure, solely to the extent arising out of AGP Purchaser’s gross negligence, willful misconduct or intentional violation of applicable Law.

(d) No Party shall be obligated to indemnify any other Party hereunder for any special, punitive, exemplary, incidental, consequential or indirect damages or any lost profits, lost product, lost benefits, loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill other than any special, punitive, exemplary, incidental, consequential or indirect damages or any lost profits, lost product, lost benefits, loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill to a Third Party in connection with a matter for which such Party is entitled to indemnification hereunder or under any Transaction Document.

4.2 Receipt of Revenue; Payment of Expenses.

(a) If ARP Purchaser shall receive any proceeds attributable to the AGP Assets for any reason, ARP Purchaser shall promptly remit same in immediately available funds to AGP Purchaser. If AGP Purchaser shall receive any proceeds attributable to the ARP Assets for any reason, AGP Purchaser shall promptly remit same in immediately available funds to ARP Purchaser.

(b) If AGP Purchaser pays any costs or expenses relating to the ARP Assets, ARP Purchaser shall promptly reimburse AGP Purchaser in immediately available funds for the same. If ARP Purchaser pays any costs or expenses relating to the AGP Assets, AGP Purchaser shall promptly reimburse ARP Purchaser in immediately available funds for the same.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Parties. Each of the Parties hereby makes the representations and warranties contained in Article IV of the PSA to the other Party mutatis mutandis with the incorporation herein of any definitions contained in the PSA necessary to give effect to those representations and warranties and adjusted in each case to replace any references to the Seller contained in those representations and warranties with a reference to the other Party, as applicable.

ARTICLE 6

RELATIONSHIP OF THE PARTIES

6.1 No Agency, Partnership or Joint Venture. Nothing contained in this Agreement shall constitute either Party as the agent of the other Party for any purpose and, subject to the remainder of this Section 6.1, neither Party may bind the other Party to any agreement with any Third Party, and no agent or Representative of either Party has, or shall have, the authority to make, and a Party shall not be bound by or be liable for, any statement, representation, promise, agreement or other putatively binding commitment of any kind made by the other Party or other Party’s agent or Representative. This Agreement shall not (a) be construed as creating any partnership, joint venture, association, trust or other type of entity between the Parties, or between the Parties and any other party, for any purpose at all (including the sharing of profits and losses for federal income tax or for any other purpose), or (b) impose any trust or partnership or similar duty on either Party. In no event shall either Party represent to any Third Party that any such association, trust, partnership, joint venture or other business entity has been formed.

ARTICLE 7

INFRASTRUCTURE

7.1 Ownership of Infrastructure. The Parties shall own the Infrastructure, as tenants in common, in the respective ownership percentages set forth opposite their names on Exhibit D hereto, subject to adjustment in accordance with this Article 7 (the “Infrastructure Ownership Percentages”).

7.2 Operator; Operator’s Duties.

(a) Subject to Section 7.2(d), AGP Purchaser shall be the operator of the Infrastructure and, subject to the provisions of this Agreement, shall have the exclusive right to operate the Infrastructure. AGP Purchaser shall conduct and direct and have full control of all operations on or pertaining to the Infrastructure as permitted and required by, and within the limits of, this Agreement. In its performance of services hereunder for the benefit of ARP Purchaser, AGP Purchaser shall be an independent contractor not subject to the control or direction of ARP Purchaser. Other than as authorized in this Agreement, AGP Purchaser shall not be deemed to be, or hold itself out as, the agent of ARP Purchaser or have authority to execute documents or otherwise act in the name of ARP Purchaser.

(b) As operator of the Infrastructure, AGP Purchaser shall:

(i) consult with ARP Purchaser and, at least annually or at such reasonable times as may be requested by ARP Purchaser, keep ARP Purchaser apprised of all matters arising during the construction, operation, maintenance, expansion or alteration of the Infrastructure that AGP Purchaser, in good faith, considers important and promptly respond to questions and requests for information from ARP Purchaser about such matters;

(ii) contract for operation, maintenance and repair of the Infrastructure, as well as for any Capital Projects;

(iii) maintain itemized books and records (including records of the joint account of the Parties) with respect to the Infrastructure and operation of the Infrastructure. Upon request of ARP Purchaser, AGP Purchaser shall furnish a monthly report of all expenditures made or incurred during the preceding month, together with any reasonable information required by ARP Purchaser relating to said account or operations;

(iv) carry insurance for the joint account that is reasonably acceptable to ARP Purchaser, the costs of which shall be chargeable to ARP Purchaser and AGP Purchaser in proportion to their respective Infrastructure Ownership Percentages at the time of incurrence of such costs;

(v) prepare and file all necessary ad valorem tax and personal property tax renditions and returns with proper taxing authorities with respect to the Infrastructure or any part thereof, and settle assessments arising therefrom. Taxes and return preparation costs shall be chargeable to ARP Purchaser and AGP Purchaser in proportion to their respective Infrastructure Ownership Percentages during the applicable period;

(vi) comply with all Laws, make all necessary reports to Governmental Authorities, and secure all necessary permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of Governmental Authorities necessary for the operation of the Infrastructure; and

(vii) conduct its activities under this Agreement with respect to the Infrastructure as a reasonable, prudent operator and in a good and workmanlike manner.

(c) Other than as otherwise contemplated herein, AGP Purchaser shall not enter into agreements permitting any Third Party to use the Infrastructure without prior written consent of ARP Purchaser.

(d) AGP Purchaser shall be deemed to have resigned as operator if it (i) tenders its resignation as operator, (ii) becomes insolvent, (iii) files for protection under the federal bankruptcy code or (iv) engages in willful misconduct or is grossly negligent in the operation of the Infrastructure. In such event, ARP Purchaser shall have the right to designate the replacement operator.

(e) ARP PURCHASER ACKNOWLEDGES AND AGREES THAT IN NO EVENT SHALL AGP PURCHASER HAVE ANY LIABILITY TO ARP PURCHASER RELATING TO OPERATION OF THE INFRASTRUCTURE, REGARDLESS OF WHETHER ANY CLAIM, CAUSE OF ACTION, LOSS, DEMAND, COST, EXPENSE, PENALTY OR LIABILITY ASSERTED BY ARP PURCHASER RELATING TO OPERATION OF THE INFRASTRUCTURE IS A RESULT OF OR CAUSED BY THE SOLE, ACTIVE, JOINT, PASSIVE OR CONCURRENT NEGLIGENCE, OR STRICT LIABILITY OR OTHER FAULT OF, AGP PURCHASER (EXCEPT TO THE EXTENT OF AGP PURCHASER’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR INTENTIONAL VIOLATION OF APPLICABLE LAW), AND ARP PURCHASER HEREBY RELEASES AGP PURCHASER WITH RESPECT TO ALL SUCH LIABILITY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

7.3 Operating Expenses; Capital Projects; Capital Expenditures.

(a) Direct out-of-pocket costs and expenses incurred by AGP Purchaser necessary or proper in connection with the ownership, operation, maintenance and repair of the Infrastructure (“Operating Expenses”) shall be allocated to the Parties each month in proportion to each Party’s throughput of hydrocarbons, water and other substances, as applicable, through the Infrastructure during such month, except as otherwise expressly provided in Sections 7.2(b)(iv) and (v).

(b) As operator, AGP Purchaser shall be entitled to undertake such Capital Projects as it desires or deems necessary and shall bear all costs and expenses (“Capital Expenditures”) with respect to such Capital Projects. If ARP Purchaser requests AGP Purchaser to undertake a Capital Project for the benefit of ARP Purchaser: (i) ARP Purchaser shall include with such request reasonably detailed specifications for the Capital Project; (ii) as promptly as practicable following such request, AGP Purchaser shall submit to ARP Purchaser a budget for such Capital Project and the Parties shall negotiate in good faith to agree on the budget; (iii) AGP Purchaser shall undertake such Capital Project in accordance with ARP

Purchaser’s specifications and the agreed budget, provided that AGP Purchaser shall obtain ARP Purchaser’s written approval for any Capital Expenditures in excess of 110% of the agreed budget; and (iv) ARP Purchaser shall bear all Capital Expenditures with respect to such Capital Project. If AGP Purchaser desires, or ARP Purchaser requests AGP Purchaser, to undertake a Capital Project for the benefit of both ARP Purchaser and AGP Purchaser, the Parties shall negotiate in good faith to agree on the budget. If the Parties agree on a budget for such Capital Project, AGP Purchaser shall undertake such Capital Project in accordance with the agreed budget and each Party shall bear Capital Expenditures in proportion to its respective Infrastructure Ownership Percentage at the time such Capital Project is approved.

(c) AGP Purchaser shall maintain a schedule of accounts that reflects the aggregate Capital Expenditures funded by each of AGP Purchaser and ARP Purchaser, and shall adjust the Parties’ respective Infrastructure Ownership Percentages in proportion to the aggregate Capital Expenditures funded by each Party at the time such amounts are funded. The aggregate pre-Closing Capital Expenditures attributable to each Party are set forth on Exhibit D and shall be reflected in such schedule of accounts.

(d) AGP Purchaser shall pay all Capital Expenditures and Operating Expenses when due and shall allocate the same to itself and ARP Purchaser in accordance with this Section 7.3; provided that, with respect to (i) Capital Projects undertaken at the request of ARP Purchaser or (ii) Capital Projects undertaken for the benefit of both ARP Purchaser and AGP Purchaser, AGP Purchaser may elect, in lieu of advancing Capital Expenditures for such Capital Projects, to require ARP Purchaser to advance such Capital Expenditures or APR Purchaser’s portion of such Capital Expenditures, as applicable.

(e) AGP Purchaser shall invoice ARP Purchaser monthly for ARP Purchaser’s share of Capital Expenditures and Operating Expenses and ARP Purchaser shall pay such invoice within thirty days after receipt of the invoice.

7.4 Information and Audit Rights.

(a) ARP Purchaser shall have the right during business hours to inspect the Infrastructure and all books and records relating to the ownership or operation of the Infrastructure, as long as such actions do not unreasonably interfere with the construction, installation, or operation of the Infrastructure. Any such inspection shall be at the sole risk, cost and expense of ARP Purchaser.

(b) ARP Purchaser shall have the right to audit AGP Purchaser’s books and records relating to accounting with respect to the Infrastructure for any calendar year within the two year period following the end of said calendar year and to request adjustments to such records; provided that no more than one audit shall be made each calendar year. The costs and expenses incurred by an auditor, inspector, or auditing committee shall be borne by ARP Purchaser.

ARTICLE 8

MISCELLANEOUS

8.1 Further Assurances. Each Party shall take such further actions and execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any Transaction Document.

8.2 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each Party hereby: (a) certifies that neither the other Party nor any Representative of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.2.

8.3 Applicable Law; Jurisdiction. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any disputes arising out of or related to this Agreement (other than those expressly provided to be resolved otherwise) will be subject to the exclusive jurisdiction and venue of the state courts in Dallas County, Texas and in the United States District Court located in such county, and each of the Parties hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such dispute and irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such dispute in any such court or that any such dispute has been brought in an inconvenient forum.

8.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective upon delivery), by facsimile transmission (effective on the next Business Day after transmission), by recognized overnight delivery service (effective on the next Business Day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the fifth Business Day after being so mailed), at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a Party as shall be specified by like notice):

If to ARP Purchaser, to:

ARP Eagle Ford, LLC

c/o Atlas Resource Partners, L.P.

Park Place Corporate Center One

1000 Commerce Drive, Suite 410

Pittsburgh, Pennsylvania 15275

Attention: Joel Heiser, General Counsel

Facsimile: (330) 896-8518

With a copy (which shall not constitute notice) to:

Jones Day

717 Texas Avenue, Suite 3300

Houston, Texas 77002

Attention: Jeff Schlegel

Facsimile: (832) 239-3600

If to AGP Purchaser, to:

Atlas Growth Eagle Ford, LLC

Park Place Corporate Center One

1000 Commerce Drive, Suite 410

Pittsburgh, Pennsylvania 15275

Attention: Lisa Washington, Chief Legal Officer

Facsimile: (215) 546-4785

With a copy (which shall not constitute notice) to:

Paul Hastings LLP

600 Travis Street, Fifty-Eighth Floor

Houston, TX 77002

Attn: James Vallee

Facsimile: (713) 353-2594

Such names and addresses may be changed by such notice.

8.5 Expenses. The Parties will each bear their own fees and expenses incurred in connection with the negotiation and consummation of the PSA and the transactions contemplated thereby.

8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the PSA and the documents and instruments delivered by the Parties in connection with herewith and therewith): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between or between the Parties with respect to the subject matter hereof; and (b) except as expressly provided herein, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder. The Parties agree that no Party has made or relied upon any express or implied agreements, representations or warranties to the other Party, in all cases relating to the transactions contemplated by this Agreement, which are not expressly set forth in this Agreement.

8.7 Amendment. This Agreement may not be amended except by a written instrument signed on behalf of each of the Parties.

8.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

8.9 Assignment. Either Party may assign its rights and obligations hereunder without the other Party’s consent.

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

8.11 Waiver. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties to be effective for all purposes as of the Effective Date.

“ARP Purchaser”

ARP Eagle Ford, LLC

By:	/s/ Matthew A. Jones
Name:	Matthew A. Jones
Title:	President

[Signature Page to Shared Acquisition and Operating Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties to be effective for all purposes as of the Effective Date.

“AGP Purchaser”

Atlas Growth Eagle Ford, LLC

By:	/s/ Daniel C. Herz
Name:	Daniel C. Herz
Title:	President

[Signature Page to Shared Acquisition and Operating Agreement]